UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 21, 2014

LION BIOTECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	75-3254381
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification number)

21900 Burbank Blvd, Third Floor, Woodland Hills, CA 91367
(Address of principal executive offices and zip code)
(818) 992-3126
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.  Entry into a Material Definitive Agreement.

The Moffitt Exclusive Licensing Agreement

On July 21, 2014, we entered into an Exclusive License Agreement (the “Moffitt License Agreement”), effective as of June 28, 2014, with the H. Lee Moffitt Cancer Center and Research Institute, Inc. (“Moffitt”) under which we received an exclusive, world-wide license to Moffitt’s rights in and to two patent-pending technologies related to methods for improving tumor-infiltrating lymphocytes for adoptive cell therapy.  The license covers the application of this technology to all cancers, including metastatic melanoma.  Unless earlier terminated, the term of the license extends until the earlier of the expiration of the last patent related to the licensed technology or 20 years after the effective date of the license agreement.  In order to maintain these licensed rights, we are required to act diligently to develop and commercialize the licensed technology.

Pursuant to the Moffitt License Agreement, we agreed to pay an upfront licensing fee, payable within 30 days of the effective date of the Moffitt License Agreement, and a patent issuance fee payable upon the issuance of the first U.S. patent covering the subject technology. In addition, we have agreed to pay milestone license fees upon completion of specified milestones, customary royalties based on a specified percentage of net sales (which percentage is in the low single digits) and sublicensing payments, as applicable, and annual minimum royalties beginning with the first sale of products based on the licensed technologies, which minimum royalties will be credited against the percentage royalty payments otherwise payable in that year.  We will also be responsible for all costs associated with the preparation, filing, maintenance and prosecution of the patent applications and patents covered by the Moffitt License Agreement related to the treatment of any cancers in the United States, Europe and Japan and in other countries selected that we and Moffitt agreed to.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LION BIOTECHNOLOGIES, INC.

Date: July 25, 2014	By:	/s/ Michael Handelman
Michael Handelman, Chief Financial Officer